                                                                    Exhibit 11.1
                           DECKERS OUTDOOR CORPORATION
                                AND SUBSIDIARIES

               Statement of Computation of Net Earnings per Common
                          and Common Equivalent Shares



                                                              YEAR ENDED
                                                               DECEMBER 31
                                                 -----------------------------------
                                                   1996        1995        1994
                                                 ----------   ---------   ----------
Net earnings                                    $3,656,000   1,436,000   10,506,000

LesLess: earnings attributed to
     holders of stock options in a
     subsidiary of the Company
     (assuming exercise)                              --       185,000         --
                                                ----------   ---------   ----------
Net earnings available to common stockholders   $3,656,000   1,251,000   10,506,000
                                                ==========   =========   ==========

Weighted average common stock outstanding        9,248,000   9,324,000    9,630,000


Common stock equivalents - stock options            44,000      28,000       43,000

                                                ----------   ---------   ----------

                                                 9,292,000   9,352,000    9,673,000
                                                ==========   =========   ==========

Net earnings per share                          $     0.39        0.13         1.09
                                                ==========   =========   ==========